As filed with the Securities and Exchange Commission on June 21, 2006
Registration No. 333-134794

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GMARKET INC.
(Exact name of Registrant as specified in its Charter)
Not Applicable
(Translation of Registrant’s name into English)

The Republic of Korea	7389	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)
8th Floor, LIG Tower
649-11, Yeoksam-Dong
Gangnam-Gu
Seoul 135-912, Korea
+82-2-1566-5701
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 8th Avenue
New York, New York 10011
+1-212-894-8940
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Thomas M. Britt III, Esq.	Matthew Bersani, Esq.
Mark J. Lee, Esq.	Shearman & Sterling LLP
Debevoise & Plimpton LLP	12/F, Gloucester Tower
13/F, Entertainment Building	The Landmark, 11 Pedder Street
30 Queen’s Road Central, Hong Kong	Central, Hong Kong
+852-2160-9800	+852-2978-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered(2)	per Unit(3)	Price	Registration Fee

Common stock, par value Won 100 per share	10,487,500	$15.25	$159,934,375	$17,113.00(4)

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the shares of common stock registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share will represent one share of common stock.

(2)	Includes (a) shares of common stock represented by American Depositary Shares that may be purchased by the underwriters pursuant to an over-allotment option and (b) all shares of common stock represented by American Depositary Shares initially offered or sold outside the United States that are thereafter sold or resold in the United States. Offers of sales of American Depositary Shares outside the United States are being made pursuant to Regulation S under the Securities Act and are not covered by this Registration Statement.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act.

(4)	Full amount paid previously.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

     This Amendment No. 3 amends the Registration Statement on Form F-1 (the “F-1”) originally filed by Gmarket Inc. (the “Registrant”) on June 6, 2006, as amended by Amendment No. 1 filed by the Registrant on June 12, 2006 and Amendment No. 2 filed by the Registrant on June 14, 2006.

     This Amendment No. 3 to the F-1 does not relate to the Registrant’s preliminary prospectus, which is not amended hereby. As such, this Amendment No. 3 does not include a copy of the Registrant’s preliminary prospectus.

     This Amendment No. 3 is being filed for the purpose of filing the following documents as exhibits to the F-1:

•	Amended articles of incorporation of the Registrant;

•	Opinion of Bae, Kim & Lee, Korean counsel to the Registrant, as to legality of shares being registered;

•	Opinion of Debevoise & Plimpton LLP, United States counsel to the Registrant, as to U.S. tax matters;

•	Consent of Duff & Phelps, LLC; and

•	Valuation report letter of Duff & Phelps, LLC titled “Estimation of the Fair Value of the Common Stock and Granted Options of Gmarket Inc. as of March 28, 2006” dated June 14, 2006.

     In addition, the Registrant has amended Item 8. Exhibits and Financial Statements to reflect the withdrawal of its request for confidential treatment of certain portions of material contracts previously submitted to the Staff of the Securities and Exchange Commission, and has filed such documents in their entirety as exhibits to this Amendment No. 3.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.     Indemnification of Directors and Officers
       We have entered into indemnification agreements with each of our directors and executive officers under which we agree to indemnify each of them to the fullest extent permitted by applicable law, from and against all liability and loss suffered, and advance expenses (including attorneys’ fees) in connection with any actual or threatened action, suit, claim, inquiry or proceeding by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or executive officers. Upon receipt of a written notice from a director or executive officer, we will, within 30 calendar days of receipt of notice, advance funds for the payment of expenses, unless (i) we are prohibited under applicable law from indemnifying the director or executive officer for such loss (ii) upon a finding, in the form of a final and binding judgment rendered by a court of competent jurisdiction, that the director or executive officer has breached a fiduciary or other duty owed to us or (iii) if our then-constituted board of directors, based on legal advice of counsel, clearly believes that the director or executive officer has breached a fiduciary or other duty owed to us.
       There is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.
Item 7.     Recent Sales of Unregistered Securities
       During the past five years, we have issued the following securities (including options to acquire our common shares), taking into account the 50-for-1 stock split effective January 5, 2006. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

			Consideration		Underwriting
	Date of sale or		(in millions		discount and
Purchaser	issuance	Number of securities	of Dollars)		commission

Certain executive officers and employees of the Registrant	March 30, 2001	Options to purchase a total of 3,600,000 common shares		N/A	N/A
Certain executive officers and employees of the Registrant	March 25, 2002	Options to purchase a total of 3,600,000 common shares		N/A	N/A
Certain executive officers and employees of the Registrant	March 14, 2003	Options to purchase a total of 1,875,000 common shares		N/A	N/A
Certain executive officers and employees of the Registrant	March 21, 2004	Options to purchase a total of 300,000 common shares		N/A	N/A
A. Bohl Praktijk B.V.	December 30, 2004	12,411,050 Series A preferred shares	US$	7.50	N/A
Techno Pacific Assets Limited	December 30, 2004	165,450 Series A preferred shares		0.10	N/A
Certain directors and employees of the Registrant	March 22, 2005	Options to purchase a total of 495,000 common shares		N/A	N/A
Certain director, executive officers and employees of the Registrant	July 15, 2005	6,075,000 common shares issued upon exercise of options		0.69	N/A

Item 8.     Exhibits and Financial Statements

Number	Description

1.1	Form of Underwriting Agreement*
3.1	Articles of Incorporation of the Registrant (English translation)†
4.1	Form of Stock Certificate of Registrant’s common stock, par value Won 100 per share (English translation)*
4.2	Form of Deposit Agreement among Registrant, the depositary and holders of the American Depositary Receipts (including Form of American Depositary Receipt)†††
4.3	Shareholders Agreement dated June 12, 2006 by and among A. Bohl Praktijk B.V., Yahoo! Inc., Yahoo! Korea Corporation, Interpark Corporation and Registrant*
4.4	Amended and Restated Registration Rights Agreement dated June 12, 2006 by and among Interpark Corporation, the Major Stockholders set forth therein, the holders of shares of Registrable Securities set forth therein and Registrant*
5.1	Opinion of Bae Kim & Lee as to the legality of common shares being registered†
8.1	Opinion of Debevoise & Plimpton LLP as to U.S. tax matters†
10.1	Lease Agreement, dated December 15, 2005, between Registrant and LG Insurance Co., Ltd. (English translation)*
10.2	Sublease Agreement between Registrant and Interpark Corporation (English translation)*
10.3	Employment agreement with Young Bae Ku (English translation)*
10.4	Employment agreement with Duckjun Lee (English translation)*
10.5	Co-location Service Agreement with Korea Internet Data Center, dated as of August 11, 2005 (English translation)*
10.6	Standard Terms and Conditions for Buyers (English translation)*
10.7	Standard Terms and Conditions for Sellers (English translation)*
10.8	Form of Stock Option Agreement (English translation)*
10.9	Directorship Agreement with Massoud Entekhabi*
10.10	Directorship Agreement with Hakkyun Kim*
10.11	Directorship Agreement with Joon-Ho Hahm*
10.12	Form of Directors and Officers Indemnification Agreement*
10.13	Naver Knowledge Shopping—Shop Opening and Operating Contract (English translation)††
10.14	Yahoo! Shopping YSP Service Contract (English translation) ††
10.15	Product Registration Service Contract between Registrant and Enuri.com Co., Ltd. (English translation)††
10.16	Co-Promotion and Marketing Service Agreement between Registrant and Korean Click Co., Ltd. (English translation)††
10.17	Partner Shop Contract between SK Communications Co., Ltd. and Registrant (English translation)††
10.18	Online Advertisement Agreement between Registrant and Best Buyer Co., Ltd. (English translation)††
10.19	Shopping Agent Service Agreement between Registrant and Best Buyer Co., Ltd. (English translation)††
10.20	Open Marketing Information Contract between Open Marketing Information Co., Ltd. and Interpark Goodsdaq (which is the former legal and trade name of the Registrant) (English translation)††

Number	Description

10.21	OKCashbag Service Collaboration Agreement between SK Corporation and the Registrant (English translation)††
10.22	On-line Shopping Mall Collaborative Partnership Agreement between SK Corporation and the Registrant (English translation)††
23.1	Consent of Bae Kim & Lee (included in Exhibit 5.1)†
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.1)†
23.3	Consent of Samil PricewaterhouseCoopers*
23.4	Consent of Duff and Phelps, LLC†
24.1	Power of Attorney*
99.1	Form of Code of Ethics*
99.2	Valuation Report Letter of Duff & Phelps, LLC, dated June 14, 2006†

*	Previously submitted.

† Filed herewith.

††	Filed herewith. Portions previously omitted pursuant to a request for confidential treatment made with the Securities and Exchange Commission have been inserted herewith, as the request has been withdrawn by the Registrant.

†††	Incorporated by reference to Registration Statement on Form F-6 (Registration Statement No. 333-134949) filed with the Securities and Exchange Commission.

SIGNATURE
       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Korea on June 21, 2006.

GMARKET INC.

By:	/s/ Young Bae Ku

Name: Young Bae Ku

Title:	Chief Executive Officer and

Representative Director
       Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on June 21, 2006.

Signature	Title	Date

/s/ Young Bae Ku Name: Young Bae Ku	Chief Executive Officer (principal executive officer) and Director (Representative Director)	June 21, 2006

/s/ Duckjun (D.J.) Lee Name: Duckjun (D.J.) Lee	Chief Financial Officer (principal financial and accounting officer)	June 21, 2006

/s/ Duckjun (D.J.) Lee* Name: Ki Hyung Lee	Director	June 21, 2006

/s/ Duckjun (D.J.) Lee* Name: Sang Kyu Lee	Director	June 21, 2006

Name: John E. Milburn	Director

/s/ Duckjun (D.J.) Lee* Name: Massoud Entekhabi	Director	June 21, 2006

Signature	Title	Date

Name: Joon-Ho Hahm	Director

Name: Hakkyun Kim	Director

/s/ Massoud Entekhabi* Name: Massoud Entekhabi	Authorized representative in the United States	June 21, 2006

*	See Power of Attorney executed by each such officer and director on the Registration Statement on Form F-1 previously filed with the Securities and Exchange Commission on June 6, 2006, appointing Young Bae Ku and Duckjun (D.J.) Lee, as such person’s true and lawful attorneys-in-fact with full power to sign this and any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act.